Exhibit 99.1

January 8, 2021

Dear Fellow Stockholder:

With a second wave of COVID-19 cases surging world-wide, the availability of viable vaccines provides hope that a return to normalcy may be possible. However, the pandemic has pushed retail into a transformation that is expected to be one of the most impactful and long-lasting effects on commercial real estate. E-commerce is thriving as COVID-19 accelerated the evolution to online shopping – a shift that was already taking place before the pandemic began. Smaller, local businesses and retailers that provide in-store experiences, many of which were doing well pre-pandemic, are now suffering due to mandated lockdowns and stimulus delays in Washington.

Retail sales are up 4.1 percent from the same time last year, with spending at online retailers up more than 29 percent.1 While online retailers are performing at record levels, a significant number of brick-and-mortar retailers and restaurants find themselves at the other end of the spectrum. Approximately 17 percent of the country’s restaurants have been permanently shuttered2, more than 8,400 American retailers have announced closures3, and dozens of recognizable brands have filed for bankruptcy4 this year. The short-term pain is inevitable, and it may be a signal that consumer recovery is stalling as the pandemic worsens in the United States.

Notwithstanding these severe circumstances, as of September 30, 2020, Inland Real Estate Income Trust’s (“Inland Income Trust,” “we” or the “Company”) economic occupancy remains strong at 93.8 percent. Although all tenants of the Company have been impacted differently by the government shutdowns enacted to help mitigate the spread of the virus, 91 percent of rents were collected in November, slightly higher than the national retail rent collection average of 89 percent5. Our grocery and other necessity-based tenants are generally performing well – not surprising given the historic resiliency of grocery stores during economic downturns. With COVID-19 cases surging, we continue to evaluate the financial positions of our tenants and their ability to pay rent during these rapidly changing and challenging times, trying to accommodate the short-term needs of struggling tenants when necessary.

The Company implemented several measures to preserve cash and have funds available to meet our mortgage and other operating obligations. As you know, distributions, the distribution reinvestment plan, and the share repurchase program were suspended at the onset of the pandemic. We were also able to defer some capital expenditures, helping to stabilize net operating income. As stewards of investors’ capital, I am pleased with the various defensive actions our REIT’s management team has taken to safeguard the Company’s portfolio.

We believe that, post-pandemic, retail real estate fundamentals will improve significantly and that attractive acquisition and redevelopment opportunities will exist. For more information, please visit inland-investments.com/inlandincometrust, contact your financial professional or call our Investor Services team at 800-826-8228.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mitchell Sabshon

President and Chief Executive Officer

Enclosure

cc:  Trustee, Broker Dealer, Financial Advisor

1 CNN. Bad news for holiday shopping: Retail sales dropped in November. December 16, 2020.

2 CNN. 10,000 of America’s restaurants have closed in the past three months. December 9, 2020.

3 CNN. The 30 retailers and restaurant chains that filed for bankruptcy in 2020. December 13, 2020.

4 WSJ. A Reckoning Looms for Commercial Real Estate – and Its Lenders. December 14, 2020.

5 The Real Deal. Retail rent collections hit 89% in October. November 9, 2020.

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in  our most recent Form 10-K for the year ended December 31, 2019 filed on March 18, 2020 and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

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